CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration Statement No. 333-109419, filed on October 2, 2003) of PremierWest Bancorp of our report dated June 29, 2009, relating to the financial statements of PremierWest Bancorp 401(k) Profit Sharing Plan, which appear in this Annual Report (Form 11-K) as of and for the year ended December 31, 2008.

Portland, Oregon
June 29, 2009